EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-41995 of Halifax Corporation on Form S-8 pertaining to the Halifax Corporation 1994 Key Employee Stock Option Plan and Non-Employee Directors Stock Option Plan of our report dated May 28, 2003 appearing in this Annual Report on Form 10-K of Halifax Corporation for the year ended March 31, 2003.

Deloitte & Touche LLP

McLean, VA
June 19, 2003